Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $687 thousand for the first fiscal quarter of 2012
•	Earnings per share for the first fiscal quarter of 2012 increased by 9.7% over the same period last year
•	Total assets increased $15.5 million, or an annualized 20.4%, during the three months ended September 30, 2011

Minerva, Ohio— October 26, 2011 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2012 earnings per share of $0.34 compared to $0.27 for the previous quarter ended June 30, 2011 and compared to $0.31 for the same period ended September 30, 2010. Net income for the first fiscal quarter of 2012 was $687 thousand, an increase of $128 thousand, or 22.9%, from the previous quarter ended June 30, 2011 and a $54 thousand, or 8.5%, increase from the same period last year.

Net interest income for the first fiscal quarter of 2012 increased by $182 thousand from the same period last year, with interest income increasing by $36 thousand and interest expense decreasing by $146 thousand.  The net interest margin was 4.10% for the quarter ended September 30, 2011 compared to 4.15% for the previous quarter ended June 30, 2011 and 4.31% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 4.65% for the three months ended September 30, 2011 from 5.19% for the same period last year. The Corporation’s cost of funds decreased to 0.75% for the three months ended September 30, 2011 from 1.12% for the same period last year.

Other income, excluding net securities gains, was $623 thousand for the first fiscal quarter of 2012 compared with $589 thousand for the quarter ended September 30, 2010. Other expenses increased $198 thousand, or 8.4%, for the first fiscal quarter of 2012 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “the 8.5% increase in first quarter earnings follow very strong 2011 fiscal year results and provide a good start to fiscal 2012. Growth in total assets reflects incremental increases in our loan portfolios as well as deposit market share increases in each branch. The market in general, and Consumers specifically, has benefited from the oil and gas activity across the region; a trend we expect to continue as lease payments are received and drilling activity increases. While non-performing assets increased slightly, the increase is attributed to one well-secured credit relationship and the Bank is receiving payments on a majority of loans in the category.”

Assets at September 30, 2011 totaled $315.6 million, an increase of $15.5 million from June 30, 2011.  From June 30, 2011, total securities increased by $6.8 million, loans increased by $2.4 million and deposits increased $14.1 million.

Non-performing assets were $2.1 million at September 30, 2011, compared with $1.8 million at June 30, 2011 and $2.8 million at September 30, 2010. Non-performing assets to total assets were 0.67% at September 30, 2011 compared with 1.05% at September 30, 2010. The allowance for loan losses as a percentage of non-performing loans was 103.37% at September 30, 2011, 118.90% at June 30, 2011 and 83.20% at September 30, 2010.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hartville, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended
Consolidated Statements of Income	September 30, 2011	September 30, 2010
Total interest income	$3,276	$3,240
Total interest expense	401	547
Net interest income	2,875	2,693
Provision for loan losses	92	102
Other income	672	606
Other expenses	2,562	2,364
Income before income taxes	893	833
Income tax expense	206	200
Net income	$687	$633

Basic earnings per share	$0.34	$0.31

Consolidated Statements of Financial Condition	September 30, 2011	June 30, 2011	September 30, 2010
Assets
Cash and cash equivalents	$21,864	$13,828	$12,635
Certificates of deposit in other financial institutions	3,675	4,900	1,960
Securities, available-for-sale	98,671	91,889	71,508
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Total loans	179,901	177,551	174,517
Less: allowance for loan losses	2,087	2,101	2,357
Net loans	177,814	175,450	172,160
Other assets	12,385	12,887	11,281
Total assets	$315,595	$300,140	$270,730
Liabilities and Shareholders’ Equity
Deposits	$262,354	$248,246	$220,625
Other interest-bearing liabilities	25,152	24,547	23,607
Other liabilities	2,042	2,023	2,149
Total liabilities	289,548	274,816	246,381
Shareholders’ equity	26,047	25,324	24,349
Total liabilities and shareholders’ equity	$315,595	$300,140	$270,730

	At or For the Three Month Period Ended
Performance Ratios:	September 30, 2011	June 30, 2011	September 30, 2010
Return on Average Assets (Annualized)	0.90%	0.76%	0.93%
Return on Average Equity (Annualized)	10.55	9.00	10.38
Average Equity to Average Assets	8.49	8.42	9.00
Net Interest Margin (Fully Tax Equivalent)	4.10	4.15	4.31

Market Data:
Book Value to Common Share	$12.71	$12.35	$11.93
Dividends Paid per Common Share (QTD)	0.11	0.11	0.10
Period End Common Shares	2,049,873	2,049,873	2,040,876

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.24%	0.21%	0.05%
Non-performing Assets to Total Assets	0.67	0.61	1.05
ALLL to Total Loans	1.16	1.18	1.35